SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant To Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant ( )

Filed by a Party other than the Registrant  (X)

Check appropriate box:

( )  Preliminary Proxy Statement
( ) Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
( )  Definitive Proxy Statement
(X)  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            POOL ENERGY SERVICES CO.
                (Name of registrant as specified in its charter)


                             NABORS INDUSTRIES, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

(X) No fee required.

( ) Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
          (2)  Aggregate number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          (4)  Proposed maximum aggregate value of transaction:
          (5)  Total fee paid:

( )  Fee paid previously with preliminary materials:

          ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement no.:
     (3)  Filing Party:
     (4)  Date Filed:

                      [NABORS INDUSTRIES, INC. LETTERHEAD]


                NABORS MAILS PROXY MATERIALS TO POOL SHAREHOLDERS

     SHAREHOLDERS URGED TO VOTE FOR THE NABORS RESOLUTION ON THE BLUE PROXY
                                      CARD

HOUSTON, Texas, December 10, 1998 - Nabors Industries, Inc. (AMEX: NBR) announced today that it has filed definitive proxy materials with the Securities and Exchange Commission with respect to its solicitation in favor of a non-binding resolution (the "Nabors Resolution") recommending that the board of directors of Pool Energy Services Co. (NASDAQ: PESC) arrange for the sale of the company and take all necessary actions to effect a sale, including entering into negotiations with Nabors and any other qualified bidder offering a higher price per share than Nabors.

Eugene M. Isenberg, chairman and chief executive officer of Nabors, commented, "The Nabors Resolution is an opportunity for Pool's shareholders to tell their board that they support Nabors' merger proposal as a superior alternative to Pool's strategic plan. Despite Pool's claims that the strategic plan has been a 'success' as evidenced by 'results delivered to date,' the increases in Pool's stock price following the implementation of the strategic plan were far less than those achieved by Nabors over the same period. In fact, since the spring of 1994, Pool's strategic plan has delivered far less value than an equivalent investment in Nabors. Over the last 4 1/2 years, the value of an investment in Nabors would have been worth an average of over 150% of the value of an equivalent investment in Pool."

"We believe the benefits of a Nabors/Pool combination are extremely compelling to the shareholders of Pool. In addition to receiving a premium on their current investment, we believe Pool shareholders will have the opportunity to participate in the higher future returns provided by ownership in a combined company with better prospects than Pool could expect on its own. These improved prospects include enhanced growth opportunities, significant consolidation benefits, benefits from becoming part of a larger and better-capitalized company and increased shareholder liquidity and exposure to the investment community."

The Company noted that from the time of Nabors' original investment in Pool and the subsequent implementation of Pool's strategic plan in 1994 through October 9, 1998, the last day of trading prior to Nabors' initial merger proposal, Pool's stock price decreased by 23%. Over the same period, the S&P Oil Well Equipment & Services Index increased 43% and Nabors' stock price increased 96%.

Nabors and its subsidiary hold an aggregate of 2,209,500 shares of Pool, which represents approximately 10.5% of Pool's outstanding shares. Nabors intends to vote its shares in favor of the Nabors Resolution.

On November 23, 1998, Nabors, through its wholly-owned subsidiary, called a special meeting of Pool shareholders. At the special meeting, Pool shareholders will vote upon the Nabors Resolution. The special meeting of Pool shareholders is scheduled for January 12, 1999 and will be held at the offices of Pool at 10375 Richmond Avenue, Houston, Texas 77042, at 9:30 a.m. local time. The record date for the special meeting is December 9, 1998. Only Pool shareholders of record as of that date will be entitled to vote at the special meeting. The notice of special meeting and definitive proxy materials is being mailed today to all Pool shareholders.

Mr. Isenberg continued, "Nabors remains a ready, willing and able buyer and is prepared to talk to Pool in good faith to discuss its proposal. As we have said since we began this process over eight weeks ago, we prefer a negotiated transaction with Pool, and our preference remains unchanged. In the meantime, Nabors continues to believe that Pool shareholders, the true owners of the Company, should have the opportunity to decide for themselves what is in the best interests of their company.

As previously announced on October 30, 1998, Nabors submitted a proposal to Pool's board to acquire all of the outstanding shares of Pool common stock for consideration of 0.481 shares of Nabors common stock and $6.125 in cash for each outstanding Pool share.

Nabors actively markets over 400 land drilling rigs worldwide. Offshore, the Company operates 25 platform rigs, six jack-ups and two barge drilling rigs. The Company participates in most of the significant oil, gas and geothermal drilling markets in the world. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield engineering, civil construction, logistics and facility maintenance and project management services.


                                      # # #


Contacts: Nabors Industries, Inc.            Abernathy MacGregor Frank
          Dennis A. Smith                    Andrew Brimmer / Matthew Sherman
          (281) 874-0035                     (212) 371-5999